Exhibit 99.2

FOR IMMEDIATE RELEASE:

ZTE AND CHINATEL SIGN MEMORANDUM OF UNDERSTANDING
FOR GLOBAL STRATEGIC PARTNERSHIP

SAN DIEGO, CA and SHENZHEN, CHINA – August 12 2010 – China Tel Group, Inc. (ChinaTel) (OTCBB: CHTL), a US-based provider of high speed wireless broadband and telecommunications infrastructure engineering and construction services, and ZTE Corporation (ZTE) (H share stock code: 0763.HK / A share stock code: 000063.SZ), a leading international telecommunications solutions provider headquartered in the People’s Republic of China (PRC), today announced the signing of a binding memorandum of understanding (MOU) for strategic partnership to advance both parties’ interests in delivering innovative telecommunications solutions to individual, enterprise and government consumers worldwide. Under the terms of the MOU, ZTE will be the preferred and primary provider of customized equipment, software, consumer products, operational services and financing for high speed wireless broadband telecommunications networks ChinaTel is deploying in the PRC, Peru, and other markets ChinaTel enters in the future. ChinaTel and ZTE will also work together to analyze consumer demand for new products and solutions, develop business plans to determine financial viability, execute design concepts, and roll out completed products and solutions, including manufacturing, marketing and sales, all with the goal to expand the reach of wireless broadband access. ZTE shall treat China Tel as its preferred customer in the supply of equipment, consumer products, operational services, solutions and financing. ZTE shall offer China Tel a favorable vendor financing proposal for each project identified and use its best efforts to facilitate China Tel’s applications for debt financing by banks with which ZTE has relationships. The parties will share equal ownership of intellectual property involved in equipment, software, consumer products, services or solutions developed through their joint efforts.

“ZTE is pleased to add ChinaTel as its strategic partner for development of wireless broadband networks. The markets ChinaTel is currently deploying or investigating opportunities include Peru and other Latin American countries where ZTE also wishes to expand its influence, as well as the People’s Republic of China, where ZTE’s local presence offers competitive advantages,” said Mr. Lirong Shi, the CEO of ZTE.  “In addition to a vendor and financing relationship, we are excited to work with ChinaTel to develop innovative new products and solutions to meet the expectations of commercial, government and residential subscribers to realize the full potential of wireless multi-media technologies.”

About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services. ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

About ZTE Corporation
ZTE is a leading global provider of telecommunications equipment and network solutions. Founded in 1985, ZTE Corporation has been listed as an A-share company on the Shenzhen Stock Exchange since 1997. In December 2004, ZTE was successfully listed on the Main Board of The Stock Exchange in Hong Kong, becoming the first Chinese company to hold both A shares and H shares. Currently, ZTE is the telecom equipment provider with the most market capitalization and revenue in China’s A share market.

ZTE has the widest and most complete product range in the world covering virtually every sector of the wireline, wireless, service and terminals markets. The company delivers innovative, custom-made products and services to over 500 operators in more than 140 countries, helping them to achieve continued revenue growth and to shape the future of the world’s communications. Besides its established cooperation with top Chinese telecoms players including China Mobile, China Telecom and China Unicom in China, the company also has developed long-term partnerships with industry-leading operators including France Telecom, Vodafone, Telstra, Telefonica, among others.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

Contacts:
Retail Investors
Tim Matula
ChinaTel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com